Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 29, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Meridian Bioscience, Inc. on Form 10-K for the year ended September 30, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Meridian Bioscience, Inc. on Form S-3ASR (File No. 333-178207, effective November 29, 2011), and on Forms S-8 (File No. 333-179440, effective February 9, 2012, File No. 333-155703, effective November 26, 2008, File No. 333-122554, effective February 4, 2005, File No. 333-122002, effective January 12, 2005, File No. 333-75312, effective December 17, 2001, File No. 333-74825, effective March 22, 1999).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

November 29, 2013